Exhibit 3.431

ENDORSED
FILED
In the office of the Secretary of State
of the State [ILLEGIBLE]
SEP 2 1971
EDMUND G. LROWN Jr., Secretary of State
By F. COLBY VOGEL
Deputy
ARTICLES OF INCORPORATION
OF

DELTA CONTAINER CORPORATION
     For the purposes of forming this Corporation under the laws of the State of California, the undersigned incorporators hereby state:
ARTICLE FIRST
Name
     The name of the Corporation is: DELTA CONTAINER CORPORATION
ARTICLE SECOND
Purposes
     The Corporation’s purposes are:
     (a) Primarily to engage in the specific business of operating an industrial refuse service;
     (b) To engage in any business related or unrelated to that described in clause (a) of this Article Second and from time to time authorized or approved by the Board of Directors of this corporation;
     (c) To act as partner or joint venturer or in any other legal capacity in any transaction;
     (d) To do business anywhere in the world; and
     (e) To have and exercise all rights and powers from time to time granted to a corporation by law.

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     The above purpose clauses shall not be limited by reference to or inference from one another, but each purpose clause shall be construed as a separate statement conferring independent purposes and powers upon the Corporation.
ARTICLE THIRD
Location
     The county in the State of California where the principal office for the transaction of the business of the Corporation is located is the County of San Joaquin.
ARTICLE FOURTH
Directors
     (a) The number of Directors of the Corporation is three (3) until changed by amendment of these Articles of Incorporation or by a By-Law duly adopted by the shareholders of the Corporation.
     (b) The names and addresses of the persons who are appointed to act as first Directors are:

1. Lawrence A. Aufmuth	525 University Avenue
Palo Alto, California

2. Patrick J. McGaraghan	525 University Avenue
Palo Alto, California

3. Paul E. Kreutz	525 University Avenue
Palo Alto, California

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ARTICLE FIFTH
COMPLEX STOCK STRUCTURE
     The Corporation is authorized to issue two classes of shares to be designated respectively “preferred” and “common.” The total number of shares which the corporation is authorized to issue is seven thousand five hundred (7,500) shares. The aggregate par value of all shares that are to have a par value is SEVENTY-FIVE THOUSAND DOLLARS ($75,000.000). The number of preferred shares authorized is five thousand (5,000) shares, and the par value of each such shares is TEN DOLLARS ($10.00). The number of common shares authorized is two thousand five hundred (2,500) shares, and the par value of each such share is TEN DOLLARS ($10.00).
     The preferred shares authorized by these Articles of Incorporation may be issued from time to time in one or more series. The Board of Directors is hereby authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption, including sinking fund provisions, the redemption price or prices, and the liquidation preferences of any wholly unissued class or series of preferred shares, and the number of shares constituting any such series and the designation thereof, or any of them.
     The Board of Directors is further authorized to increase or decrease the number of shares of any series, the number of which was fixed by it, subsequent to the issue of

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shares of that series, but not below the number of shares of such series then outstanding, subject to the limitations and restrictions stated in the resolution of the Board of Directors originally fixing the number of shares of such series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.
     IN WITNESS WHEREOF, the undersigned incorporators, who are also the first Directors of this Corporation, have executed these Articles of Incorporation on August 13, 1971.

/s/ Lawrence A. Aufmuth
Lawrence A. Aufmuth

/s/ Patrick J. McGaraghan
Patrick J. McGaraghan

/s/ Paul E. Kreutz
Paul E. Kreutz

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STATE OF CALIFORNIA	)
	)	ss.
CITY AND COUNTY OF SANTA CLARA	)
     On this 13th day of August, 1971, before me, Judith A. Gaffke, a Notary Public in and for the said County and State, residing therein, duly commissioned and sworn, personally appeared Lawrence A. Aufmuth, Patrick J. McGaraghan and Paul E. Kreutz, known to me to be the persons whose names are subscribed to the within instrument, and acknowledged to me that they executed the same.
     IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

/s/ Judith A. Gaffke

Notary Public

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